PRESS RELEASE

SMART PEOPLE
SUPERB TECHNOLOGY

ssctech.com

Exhibit 99.1

SS&C Completes Acquisition of Intralinks

WINDSOR, CT, November 16, 2018 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC), a global provider of financial services software and software-enabled services, today announced it has completed the acquisition of Intralinks Holdings, Inc. Intralinks is a leading financial technology provider for the global banking, deal making and capital markets communities.

Intralinks facilitates strategic initiatives including mergers and acquisitions, capital raising and investor reporting by enabling and securing the flow of information. Intralinks also provides the leading investor communications platform for private equity and hedge fund professionals with the largest hosted community of general and limited partners for the alternative investments industry. As a result of the acquisition, Intralinks brings to SS&C over 800 employees globally and more than 4,000 clients including banks, alternative and blue chip corporate clients.

“We are excited about the technology and expertise that Intralink’s brings to SS&C,” said Bill Stone, Chairman and Chief Executive Officer, SS&C Technologies. “Intralinks and SS&C share many of the industry’s largest customers and together we are well-positioned to meet the needs of major banks, alternative funds and other corporations seeking to automate document-centric, collaborative workflows.”

“We are thrilled to be part of SS&C. Intralinks has strived to build a culture in which our people and their innovations enable us to become the leading technology provider for global banking, dealmaking and capital markets communities,” said Leif O’Leary, CEO at Intralinks. “Together, we are well-positioned to meet the needs of our combined customer base and further expand SS&C’s growing FinTech footprint.”

Under the terms of the agreement, as announced on September 6, 2018, SS&C purchased Intralinks for a total consideration of $1.5 billion. The purchase price will consist of $1 billion in cash and $500 million in SS&C stock, with the per share price of the stock based on the volume weighted average trading price for 30 trading days prior to closing. SS&C funded the acquisition with a combination of approximately 9.9 million common shares and $1.0 billion of incremental term loan debt. As previously announced, SS&C expects $15 million of run-rate costs savings, achieved by 2021. The transaction is expected to be immediately accretive to adjusted earnings per share.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services industry. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Some 13,000 financial services and healthcare organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C’s products and services.

Additional information about SS&C (Nasdaq:SSNC) is available at www.ssctech.com. Follow SS&C on Twitter, LinkedIn and Facebook.

About Intralinks

Intralinks is a leading financial technology provider for the global banking, deal making and capital markets communities. As pioneers of the virtual data room, Intralinks enables and secures the flow of information facilitating strategic initiatives such as mergers and acquisitions, capital raising and investor reporting. In its 20-year history. Intralinks has earned the trust and business of more than 99 percent of the Global Fortune 1000 and has executed over $34.7 trillion worth of financial transactions on its platform. www.intralinks.com

About Siris Capital Group

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies in North America.  Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work with Siris to identify, validate and operate investment opportunities.  Their significant involvement allows Siris to partner with management to add value both operationally and strategically.  To learn more, visit us at www.siriscapital.com.

For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

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